STATISTICAL INFORMATION

I. DISTRIBUTION OF ASSETS, LIABILITIES, AND STOCKHOLDER'S EQUITY; INTEREST RATES AND INTEREST DIFFERENTIAL

     The following table reflects the tax-equivalent yields of interest earning assets and interest bearing liabilities:


                                                           2003                               2002
                                               --------------------------------  --------------------------------
                                                         Interest      Tax        Interest    Tax
                                                Average   Income/   Equivalent    Average   Income/   Equivalent
                                                Balance   Expense      Yield      Balance   Expense      Yield
                                               ---------  --------  -----------  ---------  --------  -----------
(Dollars in Thousands)
Interest-earning assets:
Interest-earning deposits and fed funds sold    $10,483     $138       1.32%      $6,592      $96        1.46%
Investment Securities:
  Taxable investment securities                  6,450      234        3.63%       5,628      307        5.45%
  Tax-exempt investment securities               2,741      103        5.99%       2,642      104        5.96%
Loans (including loan fees)                     52,589     3,535       6.72%      47,627     3,578       7.51%
                                               ---------  --------  -----------  ---------  --------  -----------
    Total interest earning assets               72,263     4,010       5.60%      62,489     4,085       6.54%
                                                          --------  -----------             --------  -----------

Allowance for loan losses                        (642)                             (601)
Cash & due from banks                            2,004                             1,748
Premises and equipment                           1,860                             1,887
Other assets                                     2,309                             2,529
                                               ---------                         ---------
  Total assets                                  $77,794                           $68,052
                                               =========                         =========

Interest bearing liabilities:
  Deposits:
    Demand deposits                             10,562       51        0.48%       9,095       64        0.70%
    Savings and Money Market                     8,597      144        1.68%       9,903      137        2.15%
    Time deposits                               40,715     1,180       2.90%      32,661     1,330       3.84%
Other borrowings                                   -         -           -           -         -           -
                                               ---------  --------  -----------  ---------  --------  -----------
Total interest bearing liabilities              59,874     1,375       2.30%      51,659     1,531       2.96%
                                                          --------  -----------             --------  -----------

Non-interest bearing deposits                    8,535                             7,651
Other liabilities                                 372                               357
Stockholders' equity                             9,013                             8,385
                                               ---------                         ---------
  Total liabilities and stockholders' equity    $77,794                           $68,052
                                               =========                         =========

Net interest income                                        $2,635                            $2,554
Net interest spread                                                    3.30%                             3.57%
                                                                    ===========                       ===========
Net interest yield on average earning assets    $72,263    $2,635      3.65%      $62,489    $2,554      4.09%
                                               =========  ========  ===========  =========  ========  ===========

Non-accruing loans are included in the average balances. For December 31, 2003 and 2002, average non-accruing loans were $ 142 thousand and $ -0- thousand, respectively.

Loan fees are included in the interest income computation and were $ 166 thousand and $ 163 thousand as of December 31, 2003 and 2002, respectively.

Rate and Volume Analysis - The following table reflects the change in net interest income resulting from changes in interest rates and from asset and liability volume. Federally tax-exempt interest is presented on a taxable-equivalent basis assuming a 34% Federal tax rate. The change in interest attributable to rate has been determined by applying the change in rate between years to average balances outstanding in the later year. The change in interest due to volume has been determined by applying the rate from the earlier year to the change in average balances outstanding between years. Thus, changes that are not solely due to volume have been consistently attributed to rate.


                                               2003 Compared to 2002                            2002 Compared to 2001
                                        Increase(decrease) due to changes in            Increase(decrease) due to changes in
                                     ---------------------------------------------  ----------------------------------------------
                                                         Yield/           Net                          Yield/            Net
                                        Volume            Rate           Change        Volume           Rate            Change
                                     -------------  ----------------  ------------  -------------  ---------------  --------------
Interest earned on:
  Interest earning deposits and fed
    funds sold                       $         57   $           (15)  $        42   $         78   $          (87)  $          (9)
  Investment securities:
    Taxable investment
       securities                              45              (118)          (73)           (80)             (54)           (134)
    Tax-exempt investment
       securities                              (2)                1            (1)            11               (6)              5
  Loans                                       373              (416)          (43)           307             (702)           (395)
                                     -------------  ----------------  ------------  -------------  ---------------  --------------
    Total interest income            $        472   $          (547)  $       (75)  $        316   $         (849)  $        (533)
                                     -------------  ----------------  ------------  -------------  ---------------  --------------

Interest paid on:
  Deposits:
    Demand deposits                  $         10   $           (23)  $       (13)  $          8   $          (70)  $         (62)
    Savings                                    48               (41)            7             65              (84)            (95)
    Time deposits                             233              (383)         (150)            38             (601)           (487)
    Other borrowings                            -                 -             -             (8)               -              (8)
                                     -------------  ----------------  ------------  -------------  ---------------  --------------
  Total interest expense             $        292   $          (448)  $      (156)  $        103   $         (755)  $        (652)
                                     -------------  ----------------  ------------  -------------  ---------------  --------------

II.  INVESTMENT PORTFOLIO - CARRYING VALUE OF SECURITIES

     The following tables summarize the investment portfolio by type and maturity:

                                Available for Sale
                              ----------------------
                                  2003        2002
                              -----------  ---------
                              (Amounts in Thousands)

U.S. Government Agencies      $     2,043  $   2,064
State, county and municipal         2,304      2,729
Mortgage-Backed Securities          1,273      1,241
                              -----------  ---------
    Total                     $     5,620  $   6,034
                              ===========  =========


EXPECTED MATURITIES
                                                             Available for Sale
                              ====================================================================================
                                                Within             After One          After Five
                               One            But Within           But Within            After
                               Year   Yield   Five Years   Yield   Ten Years   Yield   Ten Years   Yield   Totals
                              ------  ------  -----------  ------  ----------  ------  ----------  ------  -------

                                                             (Dollars in Thousands)
U.S. Government Agencies      $  506    6.1%  $       498    3.8%  $    1,039    2.3%  $        -      -     2,043
State, county and municipal      576    4.1%        1,728    4.1%           -      -            -      -     2,304
Mortgage-Backed Securities         -      -             -      -          233    5.5%       1,040    3.0%    1,273
                              ------  ------  -----------  ------  ----------  ------  ----------  ------  -------
    Total                     $1,082    5.0%  $     2,226      -   $    1,272    2.9%  $    1,040    3.0%  $ 5,620
                              ======  ======  ===========  ======  ==========  ======  ==========  ======  =======


EXPECTED MATURITIES
                                                              Held to Maturity
                              ====================================================================================
                              Within           After One           After Five
                               One            But Within           But Within            After
                               Year   Yield   Five Years   Yield   Ten Years   Yield   Ten Years   Yield   Totals
                              ------  ------  -----------  ------  ----------  ------  ----------  ------  -------
                                                             (Dollars in Thousands)

U.S. Government Agencies      $   -      -  $     2,997    2.7%  $      481    4.1%  $        -      -     3,478
State, county and municipal       -      -            -      -            -      -            -      -         -
Mortgage-Backed Securities        -      -          977    3.0%         995    3.8%       1,206    2.4%    3,178
                              -----  -----  -----------  ------  ----------  ------  ----------  ------  -------
    Total                     $   -      -  $     3,974    2.7%  $    1,476      -   $    1,206      -   $ 6,656
                              =====  =====  ===========  ======  ==========  ======  ==========  ======  =======

III. LOAN  PORTFOLIO

The following tables summarize the breakdown of loans by type and the contractual maturities of selected fixed and variable rate loans:


                                           2003            2002
                                    ----------------  ----------------
                                           (Dollars in Thousands)

Commercial                          $17,854    33.8%  $18,896    37.9%
Commercial - Business Real Estate     8,873    16.8%    4,675     9.4%
Real Estate - Construction              399     0.8%    1,624     3.3%
Real Estate - Mortgage               17,421    33.0%   16,312    32.7%
Installment Loans to Individuals      8,225    15.6%    8,400    16.7%
                                    --------  ------  --------  ------
  Total Loans                        52,772   100.0%   49,907   100.0%
  Less: Allowance for Loan losses      (781)             (607)
                                    --------          --------
    Total                           $51,991           $49,300
                                    ========          ========

                                                                       Rate Structure
                                            Maturity                     > One Year
                                            --------                     ----------
                                       Over One       Due                Fixed  Variable
                            One Year    Through      After             Interest Interest
                            or Less   Five Years   Five Years    Total    Rate    Rate
                            --------  -----------  -----------  -------  ------  ------
Commercial                  $  7,617  $     5,556  $     4,681  $17,854  $8,427  $1,810

Real estate - construction       399            -            -      399       -       -
                            --------  -----------  -----------  -------  ------  ------
    Total                   $  8,016  $     5,556  $     4,681  $18,253  $8,427  $1,810
                            ========  ===========  ===========  =======  ======  ======

IV.  SUMMARY  OF  LOAN  LOSS  EXPERIENCE



                                                                2003      2002
                                                              --------  --------
(Amounts in Thousands)

Allowance for possible loan losses, beginning of period       $   607   $   550
                                                              --------  --------
Charge-offs:
  Commercial                                                       33        54
  Real estate - construction                                        -         -
  Real estate - mortgage                                           95        16
  Consumer loans                                                   79        39
                                                              --------  --------
    Total                                                         207       109
                                                              --------  --------
Recoveries:
  Commercial                                                        6         -
  Real estate - construction                                        -         -
  Real estate - mortgage                                            1         -
  Consumer loans                                                   18        16
                                                              --------  --------
    Total                                                          25        16
                                                              --------  --------

Net charge-offs                                                   182        93
                                                              --------  --------

Additions charged to operations                                   356       150
Adjustments                                                         -         -
                                                              --------  --------
Allowance for possible loan losses, end of period                 781       607
                                                              --------  --------

Average loans outstanding, net of unearned income             $52,589   $47,627
                                                              ========  ========
Ratio of net charge-offs during the period to average loans
  outstanding during the period                                  0.35%     0.20%
                                                              ========  ========

RISK ELEMENTS
(Thousands)
                                                                 2003      2002
                                                              --------  --------
Loans 90 days past due                                        $   131   $   139
Loans on nonaccrual                                               208         -
Other Real Estate                                                 100         -
                                                              --------  --------
  Total Nonperforming assets                                  $   439   $   139
                                                              --------  --------
  Total Nonperforming assets as a
    Percentage of loans                                          0.83%     0.29%
                                                              ========  ========

The Bank's policy is to place loans on nonaccrual status when it appears that the collection of principal and interest in accordance with the terms of the loan is doubtful. Any loan which becomes 90 days past due as to principal or interest is automatically placed on nonaccrual. Exceptions are allowed for 90-day past due loans when such loans are well secured and in process of collection.

Management expects to incur losses on loans from time to time when borrowers' financial conditions deteriorate. Where feasible, loans charged down or charged off will continue to be collected. Management considers the current allowance adequate to cover potential losses in the loan portfolio.

The following table summarizes information concerning the allocation of the allowance for loan losses as of December 31, 2003:


                                   Allocated   % of Total
                                     Amount     Allowance
                                   ----------  -----------
Commercial                         $      264        33.8%
Commercial - Business Real Estate         131        16.8%
Real Estate - Construction                  6         0.8%
Real Estate - Mortgage                    258        33.0%
Installment Loans to Individuals          122        15.6%
                                   ----------  -----------
    Total                          $      781       100.0%
                                   ==========  ===========

Management takes a number of factors into consideration when determining the additions to be made to the loan loss allowance. Since beginning operations in 1996, the Bank's loan quality performance has been better than its peer group. Accordingly, to maintain a conservative approach, additions to the reserve are primarily based on maintaining a ratio of the allowance for loan losses to total loans in a range of 1.00% to 1.50%. This is based on national peer group ratios and Georgia ratios which reflect average ratios of 1.45% (national peer) and 1.21% (Georgia). Under this methodology, charge-offs will increase the amount of additions to the allowance and recoveries will reduce additions.

In addition, management performs an on-going loan review process. All new loans are risk rated under loan policy guidelines. On a monthly basis, the composite risk ratings are evaluated in a model which assesses the adequacy of the current allowance for loan losses, and this evaluation is presented to the Board of Directors each month. Large loans are reviewed periodically. Risk ratings may be changed if it appears that new loans may not have received the proper initial grading or, if an existing loans credit conditions have improved or worsened. As the Bank matures, the additions to the loan loss allowance will be based more on historical performance, the detailed loan review and allowance adequacy evaluation.

V. DEPOSITS

     The following table summarizes the average balances and average rates for deposit accounts:


                                                  2003                 2002
                                           -------------------  -------------------
                                            Average   Average    Average   Average
                                            Balance     Rate     Balance     Rate
                                           ---------  --------  ---------  --------
(Dollars in Thousands)
Non-interest bearing deposits              $  8,535             $  7,651
Interest bearing demand deposits             10,562      0.48%     9,095      0.70%
Savings and money market deposits             8,597      1.68%     9,903      2.15%
Time deposits                                40,715      2.90%    32,661      3.84%
                                           ---------  --------  ---------  --------

    Total average deposits                 $ 68,409      2.30%  $ 59,310      2.96%
                                           =========  ========  =========  ========

As of December 31, 2003 the amount outstanding of time certificates of deposit of $ 100,000 or more was $14,121 thousand. Amounts by time remaining until maturity on time deposits of $ 100,000 or more were:

                                                            (Thousands)
                 3 months or less                          $      3,990
                 over 3 through 6 months                          3,762
                 over 6 months through 1 year                     2,627
                 over 1 year                                      3,742
                                                           ------------
                 Total                                     $     14,121
                                                           ============

VI.  SELECTED  FINANCIAL  DATA  (amounts in thousands, except per share amounts)

The  following  represents  selected financial data for the years ended December
31, 2003 and 2002. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes included elsewhere in this report.

                                      (Dollars in Thousands)
                                         2003        2002
                                      ----------  ----------
Interest Income                        $  4,010   $   4,085
Interest Expense                       $  1,375   $   1,531
Net Interest Income                    $  2,635   $   2,554
Provision for Loan Losses              $    357   $     150
Net Earnings                           $    484   $     646
Net Earnings Per Share                 $   0.66   $    0.88
Total Average Stockholder's Equity     $  9,013   $   8,385
Total Average Assets                   $ 77,794   $  68,052
Return on average assets                   0.62%       0.95%
Return on average equity                   5.37%       7.69%
Average equity to average asset ratio     11.59%      12.34%


VII.  SHORT-TERM  BORROWINGS

        No category of short-term borrowings exceeds 30% of stockholders' equity.